Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

SERENITY NOW, LLC,

as Purchaser,

and

DIGITAL ALLY, INC.,

as Seller

August 2, 2024

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into as of August 2, 2024 (the “Effective Date”), by and between SERENITY NOW, LLC, a Kansas limited liability company, and any of its successors and assigns as expressly permitted hereunder, as purchaser (the “Purchaser”), and DIGITAL ALLY, INC., a Nevada corporation, as seller (the “Seller”), and, for the limited purposes set forth herein, is joined by FIRST AMERICAN TITLE INSURANCE COMPANY as escrow agent (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Purchaser desires to purchase the Property (this and other capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in Article 1) located at 14001 Marshall Drive, Lenexa, Kansas 66215, from the Seller, and the Seller desires to sell the Property to the Purchaser, subject to and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Purchaser and the Seller hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below and such definitions shall apply equally to the singular and plural forms of such words:

“Adjusted Purchase Price” shall have the meaning set forth in Section 2.3(d).

“Agreement” shall mean this Purchase and Sale Agreement, together with all exhibits and schedules attached hereto, as it and they may be amended from time to time as herein provided.

“Assignment and Assumption Agreement” shall have the meaning given such term in Section 4.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Kansas are authorized by law or executive action to close.

“Closing” shall mean the consummation of the purchase and sale of the Property between the Seller and the Purchaser as contemplated by this Agreement.

“Closing Date” shall mean the date that is ten (10) days after the end of the Inspection Period, or such earlier date as is mutually agreed upon by the Purchaser and the Seller.

“Confidential Information” shall mean all studies, reports, test results, brochures, offering materials, photographs, surveys, legal documents, financial information, computer output and other materials and information relating to the Property and all analyses, compilations, forecasts, projections and other documents prepared based upon such materials and information, whether the same are in electronic, pictorial, written or other form. Notwithstanding the foregoing, “Confidential Information” shall not include information which (i) was already in the possession of the Purchaser or the Purchaser’s Representatives as of the Effective Date other than through disclosure from the Seller or any Seller Party, (ii) is or becomes publicly available other than as a result of a wrongful disclosure by the Purchaser or the Purchaser’s Representatives, or (iii) is independently developed by the Purchaser or the Purchaser’s Representatives without reliance on, or use of, any Confidential Information.

“Deposit” shall mean the aggregate amount of Zero and 00/100 Dollars ($0.00) and any interest earned thereon. All provisions of this Agreement relating to the Deposit shall be void and have no effect.

“Effective Date” shall have the meaning given such term in the preamble to this Agreement.

“Escrow Agent” shall have the meaning given such term in the preamble to this Agreement and shall include any successor thereto who is appointed and approved in accordance with Section 2.4.

“Executive Order” shall have the meaning given such term in Section 6.1(h).

“Government List” shall mean any of (i) the Denied Persons and Entities list maintained by the United States Department of Commerce, (ii) the Specially Designated Nationals and Blocked Persons list maintained by the United States Department of Treasury, and/or (iii) the Terrorist Organizations and Debarred Parties maintained by the United States Department of State.

“Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder (“CERCLA”); (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) mold, mildew, fungus or other potentially dangerous organisms; (ix) any putrescible or nonputrescible solid, semisolid, liquid or gaseous waste of any type; and (x) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water or land or soil).

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“Improvements” shall mean, collectively, all of the Seller’s right, title and interest in and to the existing buildings, improvements, fixtures, parking areas, landscaping and other structures situated on, or affixed to, the Land.

“Independent Consideration” shall mean One Hundred and 00/100 Dollars ($100.00).

“Inspection Period” shall mean the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the date that is sixty (60) days from the Effective Date.

“Land” shall mean all of the Seller’s right, title and interest in and to the parcels of land described in Exhibit A attached hereto and all easements and appurtenances with respect thereto.

“Intangible Property” shall mean all of the Seller’s right, title and interest in and to all intangible personal property owned by Seller and now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Land and Improvements, in each case, to the extent transferable, including, without limitation, the plans and specifications for the Improvements, including as-built plans; unexpired warranties, guarantees, indemnities and claims against third parties; contract rights related to the construction, operation, repair, renovation, ownership or management of the Land and Improvements that are expressly assumed by Purchaser pursuant to this Agreement and books and records relating to the Property.

“New Title Matter” shall have the meaning given such term in Section 3.2(c).

“New Title Objection Notice” shall have the meaning given such term in Section 3.2(c).

“Permitted Exceptions” shall mean, collectively, the following: (i) applicable zoning, subdivision, building and other land use laws and regulations; (ii) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent; (iii) all matters, whether or not of record, that arise out of the actions of the Purchaser or the Purchaser’s Representatives; (iv) all matters that the Title Company is willing to insure over without additional premium or indemnity from the Purchaser and that, in the exercise of the Purchaser’s reasonable business judgment, do not have a material adverse impact on the ownership, operation or value of the Property; (v) all matters shown on or referenced in the Title Commitment (provided, however, that Seller agrees to deliver at Closing the Title Company’s standard owner’s affidavit); (vi) all matters shown on the Survey; and (vii) all other matters affecting title to the Property as to which Purchaser has actual knowledge or is deemed to know; provided, however, the Permitted Exceptions shall not include (i) any matters required by be removed by Seller pursuant to Section 3.2(c) hereof and (ii) any matters the Purchaser makes a written objection to the Seller on or prior to the date required therefor pursuant to Section 3.2(c) and the Seller elects to use reasonable efforts to cure and is successful in such cure.

“Personal Property” shall mean all racks and all machinery associated with concrete floor maintenance that are located at the Property, including the industrial floor scrubber serial no. US-AS710R 003486N . Seller shall execute and deliver a bill of sale in a mutually agreeable form to Purchaser at Closing conveying its interest in the Personal Property, subject to no liens or security interests.

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“Property” shall mean the Land, Improvements, and Intangible Property relating thereto.

“Purchase Price” shall mean five million nine hundred thousand and 00/100 Dollars ($5,900,000.00).

“Purchaser” shall have the meaning given such term in the preamble to this Agreement.

“Purchaser’s Representatives” shall mean, collectively, each of the Purchaser and any lenders, advisors, agents, consultants, contractors, counsel, engineers, employees, experts, representatives or other service providers who are hired by the Purchaser or who otherwise act on the Purchaser’s behalf.

“Seller” shall have the meaning given such term in the preamble to this Agreement.

“Seller Parties” shall mean, collectively, the Seller and its respective direct and indirect owners, agents, officers, directors, shareholders, trustees, partners, advisors, managers, members, agents, employees and counsel.

“Settlement Statement” shall have the meaning given such term in Section 4.1(e).

“Survey” shall have the meaning given such term in Section 3.2(b).

“Surviving Obligations” shall mean, collectively, those obligations and liabilities of the parties hereunder which expressly survive the Closing or earlier termination of the Agreement.

“Title Commitment” shall have the meaning given such term in Section 3.2(a).

“Title Company” shall mean First American Title Insurance Company.

“Title Objection Notice” shall have the meaning given such term in Section 3.2(c).

“Waiver Parties” shall have the meaning given such term in Section 6.6(a).

ARTICLE 2
PURCHASE AND SALE; CLOSING; POST-CLOSING OCCUPANCY

2.1 Purchase and Sale. In consideration of the payment of the Purchase Price by the Purchaser to the Seller as herein provided and for other good and valuable consideration, the Seller shall sell the Property to the Purchaser, and the Purchaser shall purchase the Property from the Seller, subject to and in accordance with the terms and conditions of this Agreement.

2.2 Closing. The purchase and sale of the Property shall be consummated at the Closing which shall be held through an escrow established at the offices of the Title Company, or at such other location as the Seller and the Purchaser may agree, no later than 5:00 p.m. Central Time on the Closing Date.

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2.3 Purchase Price. The Purchase Price shall be paid as follows:

(a) Payment of Purchase Price. The Purchase Price, subject to adjustment as provided in Article 2 and Article 8, shall be paid by the Purchaser prior to the Closing in immediately available federal funds by wire transfer to an account designated by the Escrow Agent.

(b) Federal Funds. The Adjusted Purchase Price shall be paid by the Escrow Agent in immediately available federal funds by wire transfer to an account or accounts to be designated by the Seller at the Closing.

(c) Purchase Price. The Purchase Price shall be five million nine hundred thousand and 00/100 dollars ($5,900,000.00), which shall be adjusted and subject to prorations as provided in Section 2(d), and Article 8.

(d) Purchase Price Adjustment. . The Purchaser and the Seller acknowledge and agree that the Purchase Price shall be reduced at Closing by a credit to Purchaser in the amount of two hundred forty thousand and 00/100 dollars ($240,000.00) as prepaid all-inclusive rent on the Property, except for the utilities, maintenance, and insurance obligations as expressly provided herein, to cover Seller’s continued occupancy of the Property for six full months following Closing (the “Continued Occupancy Period”), totaling an “Adjusted Purchase Price” of five million six hundred sixty thousand and 00/100 dollars ($5,660,000.00) to be paid by Purchaser and/or Escrow Agent at Closing (subject to further adjustment and prorations as provided in Article 8).

2.4 Possession of the Property. Seller may continue to utilize a portion of the Property not subject to any Existing Lease (the “Premises”) to operate in the ordinary course of business during the Continued Occupancy Period subject to the terms of this Agreement. Seller shall deliver possession of the Property subject to any Existing Leases to Purchaser at the expiration of the Continued Occupancy Period. In the event of any holdover in delivery of possession of the Property after the Continued Occupancy Period, Seller shall pay Purchaser rent in the amount of $______ per [day/month] until Seller delivers possession of the Property to Purchaser.

(a) Utilities, Insurance, and Maintenance. During the Continued Occupancy Period, Seller shall be responsible for the following additional obligations only (other than the all-inclusive prepaid rent), as the same relate to the Premises occupied by Seller:

(i) Maintenance of a commercial general liability insurance policy in the minimum amount of One Million and 00/100 Dollars ($1,000,000.00) combined single limit per occurrence, Two Million and 00/100 Dollars ($2,000,000.00) in aggregate, and such other business insurance policies Seller maintained prior to Closing (it being understood that Purchaser shall maintain after Closing a commercial general liability insurance policy with sufficient coverage to protect its ownership interest in the Property).

(ii) The cost of post-Closing Utilities relating to the Premises and maintenance of the Premises and the Property in a good state of repair shall be the responsibility of the Purchaser, it being understood that the all-inclusive prepaid rent shall cover upkeep and repairs, taxes, and all expenses associated therewith.

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(iii) Seller and Purchaser may enter into a separate lease for the Premises covering the Continued Occupancy Period as long as said lease is consistent with this Section 2.4.

2.5 Duties of Escrow Agent.

(a) Holding of the Deposit. The Escrow Agent shall hold the Deposit in an interest-bearing federally insured account and shall pay the Deposit to the party entitled thereto in accordance with the terms of this Agreement.

(b) Duties of Escrow Agent. The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

(i) The Escrow Agent acts hereunder as a depositary only, and is not responsible or liable in any manner for the sufficiency of any amounts deposited with it.

(ii) The Escrow Agent shall not be liable for acting upon any notice, request, waiver, consent, receipt or other instrument or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

(iii) The Escrow Agent shall not be liable for any error in judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct.

(iv) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and advice of such counsel.

(v) The Seller and the Purchaser each hereby release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(c) Removal of Escrow Agent. The Seller and the Purchaser may remove the Escrow Agent at any time upon not less than five (5) Business Days’ prior notice to the Escrow Agent; in such case, the Purchaser, by notice to the Seller, shall appoint a successor Escrow Agent, reasonably satisfactory to the Seller, who shall accept such appointment and agree in writing to be bound by the terms of this Agreement. If no successor Escrow Agent is appointed and acting hereunder within five (5) Business Days after the removal of the Escrow Agent or there is a dispute among the parties with respect to payment of the Deposit, the Escrow Agent shall pay and deliver the Deposit into a court of competent jurisdiction. Upon delivery of the Deposit to a successor Escrow Agent or court of competent jurisdiction, the Escrow Agent shall be released and discharged from all further obligations hereunder.

(d) IRS Real Estate Sales Reporting. The Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Internal Revenue Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Internal Revenue Code.

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ARTICLE 3
DILIGENCE, ETC.

3.1 Inspections. During the Inspection Period and through the Closing Date, the Seller shall permit the Purchaser and the Purchaser’s Representatives to inspect the Property at such reasonable times as the Purchaser or the Purchaser’s Representatives may request. The Seller reserves the right to reasonably approve the scope and timing of any such inspections and to have a representative present during the same. The Purchaser shall notify the Seller not less than one (1) Business Day in advance of making any such inspection. All such inspections shall be noninvasive in nature and, specifically, shall not include any physically intrusive testing (including, without limitation, any soil boring or roof coring) without the Seller’s prior written consent, which consent may be withheld in the Seller’s sole discretion. All such inspections shall be at the Purchaser’s sole cost and expense. If the Purchaser or any Purchaser Representative takes any sample from the Property in connection with any approved testing, the Purchaser or such Purchaser Representative shall provide to the Seller, if the Seller so chooses, a portion of such sample being tested to allow the Seller to perform its own testing at Seller’s sole cost. Furthermore, all such inspections shall be subject to all of the other terms and provisions of this Agreement, including, without limitation, Section 11.2.

3.2 Title and Survey Matters.

(a) Title Commitment. Promptly upon execution of this Agreement, the Purchaser shall order from the Title Company a preliminary title commitment with respect to the Property (the “Title Commitment”).

(b) Survey. The Seller shall provide a copy of the most recent ALTA survey with respect to the Property (the “Survey”). The Purchaser may, in its sole discretion, order and pay for an updated Survey to be delivered within the Inspection Period.

(c) Title Objections. On or before 5:00 p.m. Central Time on the date that is five (5) Business Days from the date of the last to be delivered to the Purchaser of the Title Commitment and Survey, the Purchaser shall give the Seller written notice (the “Title Objection Notice”) of any matters (other than Permitted Exceptions) identified on the Title Commitment or the Survey to which the Purchaser objects. In the event that any matters (other than Permitted Exceptions) first appear as exceptions to the Title Commitment or any update thereof or new items first appear on the Survey after the Purchaser delivers its Title Objection Notice (each a “New Title Matter”, and collectively, the “New Title Matters”), the Purchaser shall have five (5) Business Days after obtaining actual knowledge of such New Title Matter(s) (but in any event prior to the Closing) to give the Seller a written notice (a “New Title Objection Notice”) of any such New Title Matter(s) (other than Permitted Exceptions) which has, or would reasonably be expected to have, a material adverse effect on the Property and as to which the Purchaser objects. If, for any reason, in its sole and absolute discretion, the Seller is willing and able to take such actions as may be required to remedy such matters contained in the Title Objection Notice or any New Title Objection Notice, the Seller shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Seller to give such notice within three (3) Business Days after receiving the Title Objection Notice or New Title Objection Notice (but in any event prior to the Closing) shall be deemed an election by the Seller not to remedy any such matters. The Seller shall have up to thirty (30) days to remedy any such matters contained in the Title Objection Notice or any New Title Objection Notice if it so chooses, and the Closing shall be automatically extended until the end of such period. If the Seller shall be unable or unwilling to remedy any matters as to which the Purchaser has objected, the Purchaser may elect (A) to terminate this Agreement by written notice given within three (3) Business Days after receipt of the Seller’s notice (or deemed notice) that it is unable or unwilling to remedy such matters but in any event prior to the Closing, in which either event, the Deposit (less the Independent Consideration) shall be refunded to the Purchaser and no party shall have any further rights or obligations hereunder, except for the Surviving Obligations, or (B) to proceed to Closing, notwithstanding such matter, without any abatement or reduction in the Purchase Price on account thereof. Failure of the Purchaser to give timely notice of termination shall be deemed an election by the Purchaser to proceed in accordance with clause (B) above. Notwithstanding anything to the contrary contained herein and without the requirement that Purchaser object thereto, the Seller shall remove from record or cause the Title Company to remove from the Purchaser’s owner’s title insurance policy, or affirmatively insure over, (1) all liens secured by any mortgage or deed of trust granted or assumed by the Seller and encumbering the Property (and all documents of record pertaining to such loans made to Seller), (2) any mechanic’s or materialmen’s lien arising out of any work at the Property performed by or on behalf of the Seller, (3) any judgment liens against Seller, and (4) any delinquent taxes payable by Seller; provided, however, the Seller may use the Purchase Price or any portion thereof to so remove such matters.

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3.3 Termination of Agreement. Purchaser shall have the right to terminate this Agreement at any time on or prior to the expiration of the Inspection Period for any reason or no reason by the giving of written notice thereof to the Seller, in which event, the Deposit (less the Independent Consideration) shall be refunded to the Purchaser and no party shall have any further rights or obligations hereunder, except for the Surviving Obligations. In the event that the Purchaser shall fail to so terminate this Agreement, (i) the Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.3 and the Deposit shall be nonrefundable to the Purchaser, except as otherwise expressly provided in this Agreement, (ii) Purchaser shall be permitted to place any representation signage and shall immediately begin acting as leasing representative for Seller, and (iii) the Closing shall occur as otherwise contemplated by this Agreement without any reduction of or credit against the Purchase Price, except as set forth in Section 2.3(d).

3.4 Delivery of Materials. Within five (5) Business Days after the Effective Date, Seller shall provide to Purchaser, by electronic or physical copies, or by providing access to a due diligence website, all of the items listed on the attached Exhibit D, to the extent in Seller’s possession (the “Seller’s Deliveries”). Seller makes no representation or warranty with respect to the documents that Seller may or may not have in its possession, or with respect to the content or accuracy of such documents provided to Purchaser for review. Purchaser expressly agrees that Seller is furnishing copies of all such documents and information to Purchaser as described above for informational purposes only and without representation or warranty as to the accuracy or completeness of the contents of such materials. Purchaser covenants and agrees that it shall not rely on such documents and information and shall conduct its own due diligence on all matters referred to in such documents and information, or otherwise relating to the Property.

3.5 Service Contracts. The Property shall be conveyed to Purchaser subject to the Service Contracts listed on the attached Exhibit E. Purchaser shall be required to assume the Service Contracts at Closing in accordance with the Assignment and Assumption Agreement, to the extent the Service Contracts are assignable. Notwithstanding the foregoing, Purchaser shall not be obligated to assume any management contract. Following the expiration of the Inspection Period, Seller shall cooperate with Purchaser in giving notice to terminate any Service Contract if requested by Purchaser.

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3.6 No Liens; Restoration of Property; Indemnity. The Purchaser shall not suffer or permit any lien, claim or charge of any kind whatsoever which arises out of activities of the Purchaser or the Purchaser’s Representatives to attach to the Property or any part thereof. To the extent that the Purchaser or the Purchaser’s Representatives damage or disturb the Property, or any portion thereof, the Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. The Purchaser shall indemnify, defend and hold harmless the Seller and the Seller Parties and their respective heirs, successors, personal representatives and assigns, from and against any and all expense, loss or damage which the Seller may incur as a result of any act or omission of the Purchaser or its representatives, agents or contractors in the exercise of their rights hereunder. The Purchaser’s obligations under this Section 3.6 shall survive the Closing or the earlier termination of this Agreement.

3.7 Required Insurance. The Purchaser shall maintain (and shall cause its representatives, agents or contractors to maintain) public liability and property damage insurance insuring the Seller and the Purchaser against all liability arising out of any inspections of the Property. Each such insurance policy shall (a) be in an amount at least equal to One Million Dollars ($1,000,000) combined single limit for injury to or death of one or more persons or property per occurrence, and (b) name the Seller as an additional insured. If requested by the Seller, the Purchaser shall provide the Seller with evidence of such insurance coverage prior to any entry onto or inspection of the Property by the Purchaser or the Purchaser’s Representatives.

3.8 Confidentiality.

(a) Nondisclosure. The Purchaser shall hold all Confidential Information in strict confidence and, prior to the Closing, the Purchaser shall not disclose or permit the disclosure of any Confidential Information to any third party without the Seller’s prior written consent. The Purchaser further agrees that, prior to the Closing, the Purchaser will use the Confidential Information only for purposes of evaluating the Property in connection with its purchase thereof in accordance with the terms of this Agreement. The Purchaser shall not disclose the Confidential Information to any third party, other than to any of the Purchaser’s Representatives who (i) have a need to review the Confidential Information for the purpose of advising the Purchaser on the suitability of the Property for purchase, and (ii) have been informed in writing of the confidential nature of such information. The Purchaser shall take reasonable steps to ensure that all parties to whom it discloses the Confidential Information shall keep the same strictly confidential in accordance with the terms of this Agreement.

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(b) Required Disclosure. Notwithstanding the above terms, to the extent that the Purchaser is required to disclose the Confidential Information by applicable law, the Purchaser shall notify the Seller prior to making such legally required disclosure. The Purchaser shall cooperate with the Seller and the Seller’s counsel (at no out-of-pocket cost or expense to the Purchaser) in any appeal or challenge to such disclosure made by the Seller. If no protective order or similar relief is obtained, the Purchaser shall (i) disclose only that portion of the Confidential Information that it is legally obligated to disclose, and (ii) exercise reasonable efforts to obtain reliable assurances that the disclosed information will be kept confidential.

(c) Return or Destruction of Confidential Information. If this Agreement is terminated, the Purchaser shall promptly return and deliver to the Seller or destroy all the Confidential Information which is in tangible form, including any copies the Purchaser has made and other embodiments thereof.

(d) Survival. The provisions of this Section 3.8 shall survive the termination of this Agreement.

ARTICLE 4
CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE

The obligation of the Purchaser to acquire the Property shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

4.1 Closing Documents. The Seller shall have delivered to the Escrow Agent (or shall have caused to be delivered to the Escrow Agent) and shall have authorized and directed the Escrow Agent to record or release to the Purchaser (as applicable) the following:

(a) A special warranty deed conveying the Land and Improvements, subject only to the Permitted Exceptions (the “Deed”);

(b) An assignment by the Seller and assumption by the Purchaser, substantially in the form attached hereto as Exhibit B, duly executed by the Seller, with respect to any Existing Leases, Service Contracts and Intangible Property (collectively, the “Assignment and Assumption Agreements”);

(c) A certificate of non-foreign status, pursuant to Section 1445 of the Internal Revenue Code, substantially in the form attached hereto as Exhibit C;

(d) A bill of sale conveying the Personal Property;

(e) A resolution from Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and authorizing the acts of its officers and employees in carrying out the terms and provisions hereof;

(f) A settlement statement showing the Purchase Price and all adjustments thereto in accordance with the terms and conditions of this Agreement, which settlement statement shall be in a form and substance reasonably satisfactory to the Seller and the Purchaser, duly executed by the Seller (the “Settlement Statement”); and

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(g) Such other documents, certificates, forms and other instruments as the Title Company may reasonably require to carry out the transactions contemplated by this Agreement and as are customary in like transactions in the area where the Property is located.

4.2 Representations and Warranties. All representations and warranties of the Seller herein shall be true, correct and complete in all material respects on and as of the Closing Date.

4.3 Covenants. The Seller shall have performed all covenants and obligations required to be performed by the Seller hereunder in all material respects on or before the Closing Date.

4.4 Notice of Violations. Between Effective Date and the Closing Date, Seller, to Seller’s knowledge, shall have received no notices of material violations, orders, suits, or other proceedings of any kind by any governmental authority with respect to any Property or Seller (and Seller hereby agrees to provide to Purchaser written notice and copies of any such items actually received by Seller after the Effective Date).

4.5 Failure of Conditions to Purchaser’s Obligations to Close. Notwithstanding the foregoing, if the conditions set forth in this Article 4 shall not have been fulfilled on or before the Closing Date (unless the circumstances relating to the failure of such condition constitute a default of the Seller for which Section 10.1 applies), the Seller shall have the right (in its sole discretion), exercisable by written notice to the Purchaser on or before the Closing Date, to extend the Closing for one or more periods of up to thirty (30) days in total to provide additional time for the fulfillment of such conditions. If such conditions shall not have been fulfilled as of the Closing Date, as the same may be extended pursuant to the immediately preceding sentence, the Purchaser may terminate this Agreement by giving written notice to the Seller, in which event the Escrow Agent shall promptly return the Deposit to the Purchaser, and neither party shall have any further rights or obligations under this Agreement other than the Surviving Obligations.

ARTICLE 5
CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

The obligation of the Seller to convey the Property to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

5.1 Purchase Price. The Escrow Agent and the Purchaser shall have delivered the entire Adjusted Purchase Price to the Seller.

5.2 Closing Documents. The Purchaser shall have delivered to the Escrow Agent (or shall have caused to be delivered to the Escrow Agent) and shall have authorized and directed the Escrow Agent to record or release to the Seller the following:

(a) Duly executed and acknowledged counterparts of the Assignment and Assumption Agreement, and the Settlement Statement;

(b) Such other documents, certificates, forms and other instruments as the Title Company may reasonably require to carry out the transactions contemplated by this Agreement and as are customary in like transactions in the area where the Property is located; and

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(c) Purchaser shall have delivered to Seller a certified copy of the resolutions of Purchaser’s members authorizing the execution, delivery and performance of this Agreement and authorizing the acts of its mangers, officers and/or employees in carrying out the terms and provisions hereof.

5.3 Representations and Warranties. All representations and warranties of the Purchaser herein shall be true, correct and complete in all material respects on and as of the Closing Date.

5.4 Covenants. The Purchaser shall have performed all covenants and obligations required to be performed by the Purchaser hereunder in all material respects on or before the Closing Date.

5.5 Failure of Conditions to Seller’s Obligations to Close. Notwithstanding the foregoing, if the conditions set forth in this Article 5 shall not have been fulfilled on or before the Closing Date (unless the circumstances relating to the failure of such condition constitute a default of the Purchaser for which Section 10.2 applies), the Seller may terminate this Agreement by giving written notice to the Purchaser, in which event the Escrow Agent shall promptly return the Deposit to the Purchaser, and neither party shall have any further rights or obligations under this Agreement other than the Surviving Obligations.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER

6.1 Seller’s Representations and Warranties. Subject to all matters disclosed in any document delivered by the Seller to the Purchaser, or any exhibit or schedule attached hereto, and subject to any information discovered by the Purchaser or other information disclosed to the Purchaser in writing by the Seller or any other person, as well as any matters actually known to the Purchaser as of the Closing Date (all such matters being referred to herein collectively as “Exception Matters”), the Seller represents and warrants to the Purchaser with respect to itself and the Property as follows:

(a) Status and Authority of the Seller. The Seller is duly organized, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Action of the Seller. The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of this Agreement and any document to be delivered by the Seller on or prior to the Closing Date, this Agreement and each such document shall constitute the valid and binding obligation and agreement of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

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(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Seller, nor compliance with the terms and provisions thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Seller is bound.

(d) No Violations Concerning the Property. To the Seller’s knowledge, the Seller has not received any notice from any city, village, county, state or other governmental authority concerning the material violation of any zoning, building, fire or health ordinance, code or regulation, or concerning the material violation of any judgment, order or decree, with respect to the Property or its current occupancy or use that has not been heretofore corrected.

(e) Not a Foreign Person. The Seller is not a “foreign person” within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) No Bankruptcy. To the Seller’s actual knowledge, no petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws has been filed or commenced or is pending against the Seller or the Property.

(g) Existing Leases. The only leases affecting the Property as of the date hereof is the Existing Lease set forth on Appendix 6.1(f) attached hereto. The documents constituting the Existing Lease that have been delivered to Purchaser are true, correct and complete copies of all of the Leases affecting the Property, including any and all amendments and guarantees. The Existing Lease is in full force and effect and Seller is not in default thereunder, after the expiration of applicable notice and cure periods. To Seller’s knowledge, none of the tenants under the Existing Lease are in default after the expiration of any cure period and no tenants have asserted nor, to Seller’s knowledge, do any of the tenants have presently exercisable defenses or offsets to rent accruing after the Closing Date. Prior to Closing, Seller will obtain an estoppel certificate from any tenant under an Existing Lease on a form agreeable to Purchaser.

(h) Patriot Act. Neither the Seller nor, to the Seller’s knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). Neither the Seller nor, to the Seller’s knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither the Seller nor, to the Seller’s knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither the Seller, nor any person controlling or controlled by the Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

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(i) Adverse Parties. There are no adverse parties in possession of, or, to Seller’s knowledge, having any interest in, the Property, and Seller is not a party to any contracts or agreements affecting the Property which will bind the Property or Purchaser after the Closing except for the Service Contracts or as otherwise disclosed in writing to and accepted by Purchaser.

(j) No Pending Assessments. Seller has not received from any governmental entity any written notice regarding any assessments, pending public improvements, repairs, replacements or alterations to the Property that have not been completed.

6.2 Seller’s Knowledge. All representations and warranties made in this Agreement “to the Seller’s knowledge” or words of similar import shall mean and refer to the actual knowledge, without any duty of inquiry or investigation, by Seller; and further provided, in no event shall individual, including any director, officer, employee, or agent of Seller have any personal liability for the breach of any representation or warranty made to the Seller’s knowledge hereunder or otherwise in connection with this Agreement.

6.3 Survival of Representations and Warranties. All representations and warranties made in this Agreement by the Seller shall survive the Closing for a period of twelve (12) months and no action may be commenced against the Seller for a breach of any such representation or warranty after such 12th month has expired.

6.4 Limitations on Liability. In no event shall the Seller be liable to the Purchaser for any Exception Matters. In no event shall the Seller be liable for, nor shall the Purchaser seek, any consequential, indirect or punitive damages.

6.5 “AS IS”. Except as otherwise expressly provided in this Agreement or in any documents to be EXECUTED AND delivered BY THE SELLER to the Purchaser at the Closing, THE Seller has NOT made, and the Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding The Property (whether made by The Seller, on The Seller’s behalf or otherwise) including, without limitation, the physical condition of The Property, title to or the boundaries of The Property, pest control matters, soil conditions, the presence, existence or absence of hazardous MATERIALS, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, the adequacy of The Property for the purchaser’s intended use, and any other information pertaining to The Property or the market and physical environments in which IT IS located.

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The Purchaser acknowledges THAT (i) it is experienced and sophisticated in the acquisition, development, management, leasing, ownership and operation of commercial real estate projects such as the PROPERTY and that, prior to the end of the inspection Period, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the PROPERTY as THE Purchaser, in its SOLE AND absolute discretion, may deem appropriate, (II) the Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the PROPERTY and (iIi) the Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to the Purchaser at the Closing, made (or purported to be made) by The Seller or anyone acting or claiming to act on The Seller’s behalf. The Purchaser shall purchase the PROPERTY in its “as is, WHERE IS” condition on the Closing Date WITH ALL FAULTS and with no right of setoff or reduction in the purchase price.

6.6 Release and Waiver.

(a) Release and Waiver of Claims. Except as expressly provided below in this Section 6.6, the Purchaser, on its own behalf and on behalf of each of its successors and assigns and each and all of its and their respective members, officers, directors, employees, parents, affiliates or subsidiaries and each of their respective successors and assigns (collectively, the “Waiver Parties”), hereby releases the Seller and the Seller Parties from, and irrevocably and unconditionally waives all claims and liability against the Seller and each of the other Seller Parties for or attributable to, the following: (i) any and all statements or opinions heretofore or hereafter made, or information furnished, by or on behalf of the Seller Parties to the Purchaser or any of the Purchaser’s Representatives; and (ii) any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, whether known or unknown and foreseen or unforeseen, attributable to the Property, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which have heretofore or may hereafter occur, including, without limitation, all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property including, without limitation, claims or liabilities relating to the presence, discovery or removal of any Hazardous Materials in, at, under or about the Property; provided, however, that the release and waiver set forth in this Section 6.6 is not intended and shall not be construed to affect or impair any rights or remedies that the Purchaser may have against the Seller as a result of (1) a breach of any of the representations or warranties made by the Seller or of any covenant of the Seller expressly set forth in this Agreement that expressly survives Closing, subject to the terms and limitations on the Seller’s liability as set forth elsewhere in this Agreement, or (2) any other breach or default of this Agreement by Seller.

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(b) Acknowledgment of Scope of Waiver and Release. The Purchaser acknowledges and agrees that (i) the Purchaser may hereinafter discover facts different from or in addition to those now (or at the Closing) known to the Purchaser, (ii) the Purchaser’s agreement to release, acquit and discharge the Seller and the other Seller Parties as set forth herein shall remain in full force and effect notwithstanding the existence or discovery of any such additional or different facts, (iii) the Purchaser knowingly waives any rights, privileges and benefits under any federal, state or local law which may negatively impact the validity or enforceability of any part of the releases set forth in this Agreement, (iv) upon the completion of the Closing, the Seller shall be deemed to have satisfied all of the Seller’s obligations, covenants and liabilities in this Agreement and in any documents executed by the Seller in connection herewith other than those obligations of the Seller that, by the express terms of this Agreement, survive the Closing (in which case such survival shall be subject to the limitations set forth in this Agreement), and (v) the Purchaser irrevocably covenants never to commence or prosecute, or to collude with others to commence or prosecute, against the Seller or any other Seller Party any action or proceeding based upon any claim covered by the foregoing release. The Purchaser understands the legal significance of the foregoing provisions and acknowledges and agrees that the inclusion of such provisions were a material factor in the Seller’s acceptance of the Purchase Price and that the Seller would not be willing to sell the Property without such releases.

6.7 Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 6.4, 6.5 and 6.6 shall survive the Closing.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER

7.1 Purchaser’s Representations and Warranties. To induce the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows:

(a) Status and Authority of the Purchaser. The Purchaser is duly organized and validly existing under the laws of its state of formation and has all requisite power and authority under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Action of the Purchaser. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of this Agreement and any document to be delivered by the Purchaser on or prior to the Closing Date, this Agreement and such other document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

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(d) Patriot Act. Neither the Purchaser nor, to the Purchaser’s knowledge, its affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws. Neither the Purchaser nor, to the Purchaser’s knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither the Purchaser nor, to the Purchaser’s knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither the Purchaser, nor any person controlling or controlled by the Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(e) Source of Funds. The Purchaser has sufficient unrestricted funds available to pay the full Adjusted Purchase Price and otherwise comply with the terms and conditions of this Agreement.

7.2 Purchaser’s Knowledge. All representations and warranties made in this Agreement “to the Purchaser’s knowledge” or words of similar import shall mean and refer to the actual knowledge, without any duty of inquiry or investigation, by Purchaser; and further provided, in no event shall individual, including any director, officer, employee, or agent of Purchaser have any personal liability for the breach of any representation or warranty

7.3 Survival of Representations and Warranties. All representations and warranties made in this Agreement by the Purchaser shall survive the Closing for a period of twelve (12) months and no action may be commenced against the Purchaser for a breach of any such representation or warranty after such 12th month has expired.

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ARTICLE 8
APPORTIONMENTS AND CLOSING COSTS

8.1 Real Property Apportionments. All real estate taxes, charges and assessments affecting the Property (“Taxes”), and all operating expenses for the Property (other than utilities, which are addressed below) (“Operating Expenses”) shall be prorated on a per diem basis as of the Closing Date. If any Taxes have not been finally assessed as of the Closing Date for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon One Hundred and Ten Percent (110%) of the most recently issued bills therefor. If any Operating Expenses cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills thus far and shall be readjusted within one hundred twenty (120) days after the Closing. This provision shall survive delivery of the Deed.

8.2 Utilities. Utilities, including water, sewer, electric and gas (the “Utilities”), shall be prorated based upon the last reading of meters prior to the Closing. Seller shall obtain meter readings on the day before the Closing Date, and, if such readings are obtained, there shall be no proration of such items. The Seller shall pay at Closing the bills therefor for the period ending on the day preceding the Closing Date, and Purchaser shall pay the bills therefor for the period subsequent thereto; provided. Utility deposits shall not be subject to proration; rather, Seller shall be entitled to receive refunds of any deposits it has made, and Purchaser shall be responsible for posting its own deposits. This provision shall survive delivery of the Deed.

8.3 Transaction Costs. The Seller shall be responsible for (a) the cost of the Survey; (b) Seller’s attorneys’ fees; (c) one-half of the costs of any escrow services performed by the Escrow Agent; (d) the costs, fees and premium for the Title Commitment and the Title Policy (other than a loan policy to Purchaser’s lender) with respect to the Property in the amount of the Purchase Price; and (e) the costs of recording any closing documents, including, without limitation, the Deed. The Purchaser shall be responsible for (i) the Purchaser’s attorney’s fees; (ii) the costs of any endorsements or other special coverage for the Title Policy; and (iii) the costs relating to Purchaser’s financing including appraisal and any premium for a loan policy required by Purchaser’s lender; and (iv) one-half of the costs of any escrow services performed by the Escrow Agent. Except as set forth above or elsewhere in this Agreement, the Purchaser shall pay for all costs which the Purchaser may incur in connection with this Agreement and the Closing and the Seller shall pay for all costs which the Seller may incur in connection with this Agreement and the Closing. The provisions of this Section 8.3 shall survive the Closing or earlier termination of this Agreement.

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ARTICLE 9
DAMAGE TO OR CONDEMNATION OF PROPERTY

9.1 Casualty. If, prior to the Closing, a fire or other casualty causes material damage to the Property, the Seller shall notify the Purchaser of such fact promptly after obtaining knowledge thereof, and the Purchaser shall have the right to terminate this Agreement by giving written notice thereof to the Seller within ten (10) Business Days after the date on which the Purchaser receives the Seller’s notice (and, if necessary, the Closing Date shall be extended as appropriate to permit the Purchaser the full period within which to decide whether to terminate this Agreement). If the Purchaser elects to terminate this Agreement as aforesaid, the Deposit shall be refunded to the Purchaser and neither party shall have any further rights or obligations under this Agreement except for the Surviving Obligations. If a fire or other casualty does not cause material damage to the Property or if the Purchaser shall not elect to terminate this Agreement, at the Closing, the Seller shall assign to the Purchaser all of the Seller’s rights to the insurance proceeds, if any, under the Seller’s insurance policies with respect to such damage or destruction (excepting that portion of such proceeds, if any, which would be payable to Seller during the Continuing Occupancy Period) and the Seller shall credit the Purchaser the amount of the Seller’s insurance deductible. For purposes of the foregoing, “material damage” shall be deemed to be damage which costs in excess of ten percent (10%) of the Purchase Price to repair or restore, as reasonably determined by the Seller.

9.2 Condemnation. If, prior to the Closing, all or any material part of the Property shall be taken under power of condemnation, the Seller shall notify the Purchaser of such fact promptly thereafter, and the Purchaser shall have the right to terminate this Agreement by giving notice thereof to the Seller within ten (10) Business Days after the date on which the Purchaser receives the Seller’s notice (and, if necessary, the Closing Date shall be extended as appropriate to permit the Purchaser the full period within which to decide whether to terminate this Agreement). If the Purchaser elects to terminate this Agreement as aforesaid, the Deposit shall be refunded to the Purchaser and neither party shall have any further rights or obligations under this Agreement except for the Surviving Obligations. If the Purchaser shall not elect or is not entitled to terminate this Agreement as aforesaid, the sale of the Property shall be consummated as herein provided without any adjustment to the Purchase Price, and the Seller shall assign to the Purchaser all of the Seller’s right, title and interest in and to all awards, if any, for the taking. For purposes of the foregoing, a taking shall be deemed to affect a “material part” of the Property if the Seller reasonably estimates that the award for such taking will exceed ten percent (10%) of the Purchase Price.

ARTICLE 10
DEFAULT

10.1 Default by the Seller. If the Seller shall have made any representation or warranty herein which shall be untrue or misleading in any material respect when made, or if the Seller shall fail to perform any of the material covenants and agreements to be performed by it at or prior to the Closing, in each case which has, or would reasonably be likely to have, a material adverse effect, the Purchaser may, as its sole and exclusive remedy, either (a) terminate this Agreement with respect to the Property and receive a refund of the Deposit and to collect its demonstrated actual out-of-pocket expenses, but excluding any charges, invoices or payments due or made to any related or affiliated entity of the Purchaser, with a maximum contribution of $25,000.00 due from Seller for Purchaser’s actual out-of-pocket costs, or (b) pursue a suit for specific performance within sixty (60) days following the scheduled Closing Date, and the Purchaser hereby waives any other rights or remedies which it might have, at law or in equity, on account of any such breach or default. Notwithstanding the foregoing, following Closing, the Purchaser shall, subject to the terms and conditions of this Agreement including, without, limitation, Section 6.3 and Section 6.4, retain all of its rights and remedies, at law or in equity, if the Seller fails to perform any of its Surviving Obligations.

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10.2 Default by the Purchaser. If the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Purchaser shall fail to perform any of the material covenants and agreements to be performed by it at or prior to the Closing, the Seller may terminate this Agreement and pursue all other rights or remedies which it might have, at law or in equity, on account of any such breach.. Notwithstanding the foregoing, nothing herein shall limit the Surviving Obligations of the Purchaser or the Seller’s ability to pursue its remedies at law or in equity against the Purchaser as a result of such Surviving Obligations.

ARTICLE 11
MISCELLANEOUS

11.1 Brokers. Each of Seller and Purchaser represents to the other party that it has not engaged a broker in connection with this Agreement and the transactions contemplated hereby. Each party shall indemnify and hold harmless the other party and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.

11.2 Publicity. Neither the Purchaser nor the Seller shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, neither party shall disclose the identity of the other party hereto or any affiliate of such other party in connection with the transactions contemplated by this Agreement without the prior written consent of the non-disclosing party, which consent may be withheld in the non-disclosing party’s sole discretion. Notwithstanding any provision of this Section 11.2 to the contrary, the Purchaser shall not be required to first obtain the Seller’s consent before the Purchaser or its agents contact public officials concerning matters of public record in connection with obtaining a so-called Phase I environmental site assessment report or a zoning compliance report with respect to the Property.

11.3 Notices.

(a) Means of Delivery. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand or by overnight delivery by U.S. Mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice and with all mailing/delivery charges prepaid. Notices by any party may be given by the attorneys for such party.

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(b) Timing of Delivery. All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c) Addresses. All such notices shall be addressed,

if to the Seller, to:	Digital Ally, Inc.
14001 Marshall Drive
Lenexa, KS 66215

if to the Purchaser, to:	SERENITY NOW, LLC

If to the Escrow Agent, to:	First American Title Insurance Company
100 Main Street, Suite 1900
Kansas City, MO 64105

(d) Change of Address. By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

11.4 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

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11.5 Assignment; Successors and Assigns. Except for assignments permitted under Section 11.6, this Agreement and all rights and obligations hereunder shall not be assignable by either party without the written consent of the other party, which consent may be withheld in such other party’s sole discretion. Notwithstanding the foregoing, the Seller and Purchaser each agrees that, provided that the other party(the “Assigning Party”) delivers written notice of such assignment or designation to them(the “Non-Assigning Party”) no later than two (2) Business Days prior to the Closing Date, the Assigning Party shall have the right to assign this Agreement to any entity or entities wholly-owned or majority-controlled by the Assigning Party, provided, however, that in the event this Agreement shall be so assigned, the Assigning Party named herein shall remain liable for its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

11.6 Like-Kind Exchange. At the request of either party to this Agreement and provided that the non-requesting party will incur no liability, cost and/or expense in connection therewith, the non-requesting party will take all actions reasonably requested by the requesting party in order to effectuate all or any part of the transactions contemplated by this Agreement as a forward or reverse like-kind exchange for the benefit of the requesting party in accordance with Section 1031 of the Internal Revenue Code and, in the case of a reverse exchange, Rev. Proc. 2000-37, including executing an instrument acknowledging and consenting to any assignment by the requesting party of its rights hereunder to a qualified intermediary or an exchange accommodation titleholder. In furtherance of the foregoing and notwithstanding anything contained in this Agreement to the contrary, either party to this Agreement may assign its rights under this Agreement to a “qualified intermediary” or an “exchange accommodation titleholder” in order to facilitate, at no cost or expense to the other party, a forward or reverse like-kind exchange under Section 1031 of the Internal Revenue Code; provided, however, such assignment shall not relieve the party of any of its obligations hereunder; and provided further that the requesting party will indemnify, defend and hold harmless the non-requesting party for all costs and expenses incurred by the requesting party in connection with effectuating such like-kind exchange (the costs and expenses which are to be indemnified under this Section 11.6 are not intended to extend to the non-requesting party’s “overhead” expenses or routine and customary costs and expenses incurred by the non-requesting party in cooperating with the requesting party to effectuate the same, nor are they intended to extend to the non-requesting party’s incidental counsel fees incurred in connection with such cooperation).

11.7 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

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11.8 Counterparts, Etc. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any such counterparts or signatures may be delivered by e-mail (in .pdf format), and any counterparts or signatures so delivered shall be deemed an original counterpart or signature for all purposes related to this Agreement.

11.9 Integration. This Agreement, and the documents to be delivered and executed at the Closing, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

11.10 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

11.11 Attorneys’ Fees. Notwithstanding anything contained herein to the contrary, if any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

11.12 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.13 No Construction Against Drafter. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both the Purchaser and the Seller have contributed substantially and materially to the preparation of this Agreement.

11.14 Time of Essence. Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

11.15 Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Kansas, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principle place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the Agreement; or (g) any combination of the foregoing.

11.16 No Recording. The provisions of this Agreement shall not constitute a lien on the Property. Neither the Purchaser nor the Purchaser’s Representatives shall record or file this Agreement or any notice or memorandum hereof in any public records. If the Purchaser breaches the foregoing provision, at the Seller’s election this Agreement shall terminate, and the Seller shall retain the Deposit in accordance with Section 10.2, as well as its right and remedies at law or in equity. The Purchaser hereby irrevocably appoints the Seller as its true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement in violation of this provision.

11.17 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE DOCUMENTS RELATED HERETO, ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN AND AMONG THE PARTIES HEREUNDER.

11.18 Limitations on Personal Liability. None of the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees, agents or representatives of any party to this Agreement shall have any personal liability for any of the liabilities or obligations of any such party hereunder or any documents executed pursuant hereto, including, without limitation, in any of the documents which are executed and delivered by the parties at the Closing.

11.19 Survival. The provisions of this Article 11 shall survive the Closing or earlier termination of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

23

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the Effective Date.

PURCHASER:

SERENITY NOW, LLC, a Kansas limited liability company

By:
Name:
Title:

SELLER:

Digital Ally, Inc.,
a Nevada corporation

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND
AGREES TO BE BOUND BY THE PROVISIONS OF
SECTION 2.4 OF THE FOREGOING AGREEMENT.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

[Joinder Page to Purchase and Sale Agreement]

EXHIBIT A

LAND

14001 Marshall Drive, Lenexa, Kansas 66215

Legal description to be confirmed by survey and verified by title company

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of _______________, 2024, by and between Seller, Digital Ally, Inc., a Nevada corporation (the “Assignor”), and SERENITY NOW, LLC, a Kansas limited liability company a (the “Assignee”).

WITNESSETH:

WHEREAS, the Assignor and the Assignee are parties to that certain Purchase and Sale Agreement, dated as of ____________, 2024 (the “Purchase Agreement”), pursuant to which the Assignor agreed to sell, and the Assignee agreed to purchase, certain real property interests and other property, including, without limitation, the real Property having an addresses at 14001 Marshall Drive, Lenexa, Kansas 66215 (the “Property”); and

WHEREAS, the Assignor and the Assignee are entering into this Assignment in connection with the closing of the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in accordance with the terms and provisions of the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Assignor and the Assignee hereby agree as follows:

1. Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

2. Assignment and Assumption of Existing Leases, Service Contracts and Intangible Property. The Assignor hereby assigns to the Assignee all of the Assignor’s right, title and interest in and to the Existing Leases, Service Contracts and Intangible Property to the extent first arising from and after the date hereof. The Assignee hereby assumes all of the Assignor’s obligations under the Existing Leases, Service Contracts and Intangible Property to the extent first arising from and after the date hereof. The Assignee hereby agrees to perform all of the Assignor’s obligations arising under the Existing Leases, Service Contracts and Intangible Property to the extent first arising from and after the date hereof.

3. Limitation on Liability. The terms and conditions of this Assignment shall be subject to the limitations and reservations contained in the Purchase Agreement, including, without limitation, pursuant to Sections 6.3 and 6.4 of the Purchase Agreement, all of which are incorporated into this Assignment by this reference.

4. Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors in interest and assigns.

5. Counterparts. This Assignment may be executed in two or more counterparts, all of which shall be construed together as a single instrument.

6. Governing Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of Kansas.

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Assignment as a sealed instrument as of the day and year first hereinabove written.

ASSIGNOR:

Digital Ally, Inc.,
a Nevada corporation

By:
Name:
Title:

ASSIGNEE:

SERENITY NOW, LLC,
a Kansas limited liability company

By:
Name:
Title:

EXHIBIT C

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Seller, a Kansas limited liability company (“Transferor”), pursuant to the Purchase and Sale Agreement, dated as of __________, 2024, by and among Digital Ally, Inc., a Nevada limited liability company, as seller, and SERENITY NOW, LLC, a Kansas limited liability company, as purchaser, the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and income tax regulations thereunder);

2.	Transferor is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

3.	Digital Ally, Inc. is disregarded as an entity separate from Transferor for U.S. federal income tax purposes;

4.	Transferor’s U.S. employer identification number is _____________; and

5.	Transferor’s office address is 14001 Marshall Drive, Lenexa, KS 66215.

Transferor understands that this certificate may be disclosed to the Internal Revenue Service by any transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have the authority to sign this document on behalf of Transferor.

Digital Ally, Inc.,
a Nevada corporation

By:
Name:
Title:

Date: __________, 2024

EXHIBIT D

SELLER’S DELIVERIES

To the extent available:

1. Site Plans, if any, in Seller’s possession.

2. Any existing ALTA survey.

3. Environmental reports, soil boring logs and soils reports, if any.

4. The Service Contracts.

5. Unexpired warranty agreements for the Improvements.

6. Schedule of capital expenditures in excess of $10,000 made to the Property for the years 2019-2024, including tenant improvements, leasing commissions, tenant allowances, and repairs to the roof, parking, HVAC and electrical systems, and structural repairs.

7. Copy of Seller’s current property insurance loss run for the past five (5) years.

8. Copy of any current or past appraisal(s).

9. Copy of any current or past Phase I or II Environmental Assessment Report(s).

10. Copy of any current or past mechanical or structural engineering assessment report(s).

11. Any current warranties.

EXHIBIT E

SERVICE CONTRACTS

Appendix 6.1 (f)

EXISTING LEASES

[description of Summit Flooring lease]